POWER OF ATTORNEY



The undersigned individual (the "Applicant" or "Filer") hereby authorizes and designates Ronald A. Fleming and Jessica E. Habib of Pillsbury Winthrop Shaw Pittman LLP (each an "Authorized Signer") to execute and file, and to do all things necessary or useful in connection with the filing, on behalf of such Filer the application with the United States Securities and Exchange Commission for access codes to enable electronic filing via EDGAR and to do all things necessary or useful in connection with any electronic filing. The authority of the Authorized Signers under this document with respect to the Applicant shall continue until such application has been finalized and the relevant electronic filing has been made, or unless earlier revoked in writing. The Applicant acknowledges that the Authorized Signers are not assuming any of the Filer's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.



Date: January 29, 2007

                                                  /s/ William Fleischman
                                                  ----------------------
                                                    William Fleischman